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                             STOCK PURCHASE WARRANT


WARRANT TO PURCHASE ___________ SHARES OF COMMON STOCK

                  ISSUE DATE:  ______________

      EXPIRATION: UNLESS EARLIER EXERCISED OR TERMINATED AS HEREIN PROVIDED, THIS WARRANT SHALL EXPIRE AT 5:00 PM., PACIFIC TIME, ON THE FIFTH ANNIVERSARY OF THE CLOSING DATE DEFINED IN THE RESOLUTION ESTABLISHING THE PREFERENCES OF THE 5% ADJUSTABLE CONVERTIBLE CLASS "C" PREFERRED STOCK OF THE COMPANY

                             TECHNICLONE CORPORATION

            This certifies that ____________________________________________, the registered holder hereof or assigns (the "Warrantholder") is entitled to purchase from Techniclone Corporation, a Delaware corporation (the "Company"), at any time after March __, 1998 and before 5:00 PM Pacific Time on the fifth anniversary of the closing date as defined in Section 5 of the Resolution establishing the preferences of the 5% Adjustable Convertible Class "C" Preferred Stock of the Company (the "Expiration Time") at the purchase price per share determined pursuant to Section 1.4 hereof (the "Warrant Price"), the number of shares shown above. Notwithstanding the foregoing, the Expiration Time shall be extended for 30 days with respect to any Warrants acquired upon conversion of any such shares of Preferred Stock within 30 days prior to such fifth anniversary. The number of shares purchasable upon exercise of this Warrant and the Warrant Price per share shall be subject to adjustment from time to time as set forth below.

            SECTION 1.  TRANSFERABILITY AND FORM OF WARRANT.

            1.1 REGISTRATION. This Warrant shall be numbered and shall be registered on the books of the Company.

            1.2 TRANSFER. This Warrant shall be transferable on the books of the Company only upon delivery thereof duly endorsed by the Warrantholder or its duly authorized attorney or representative, accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company shall execute and deliver a new Warrant to the person entitled thereto. This Warrant may be divided or combined, upon request to the Company by the Warrantholder, into a certificate or certificates representing the right to purchase the same aggregate number of shares. Unless the context indicates otherwise, the term "Warrantholder" shall include any transferee or transferees of a Warrant and the term "Warrant" shall include any and all warrants issued upon division, exchange, substitution or transfer of this Warrant.

            1.3 FORM OF WARRANT. The Warrant shall be executed on behalf of the Company by its President, Vice President or other authorized officer, and shall be dated as of the date of signature thereof by the Company either upon initial issuance or upon division, exchange, substitution or transfer. A Warrant bearing the signature of an individual who was at any time the



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proper officer of the Company shall bind the Company, notwithstanding that such individual shall have ceased to hold such office prior to the delivery of such Warrant.

            1.4 WARRANT PRICE. The initial purchase price per share at which shares of Common Stock may be purchased upon exercise of this Warrant (the "Warrant Price") shall be 110% of the Conversion Cap as determined pursuant to
Section 4(d)(iii) of the Resolution establishing the preferences of the 5% Adjustable Convertible Class "C" Preferred Stock of the Company, as contained in the Certificate of Designations of such Preferred Stock filed by the Company with the Delaware Secretary of State. If this Warrant shall be issued prior to determination of the Warrant Price as aforesaid, upon such determination this Warrant shall be deemed to incorporate the Warrant Price as so determined.

            SECTION 2.  PAYMENT OF TAXES.

            The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of shares to the Warrantholder; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any secondary transfer of the Warrant or the shares.

            SECTION 3.  MUTILATED OR MISSING WARRANTS.

            In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the Warrantholder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the lost, stolen or destroyed Warrant, a new Warrant of like tenor, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant. The applicant shall also comply with such other reasonable regulations and pay such other reasonable administrative charges as the Company may prescribe.

            SECTION 4.  RESERVATION OF SHARES.

            There has been reserved, and the Company shall at all times keep reserved so long as this Warrant remains outstanding, out of its authorized shares of capital stock, such number and class of shares as shall be subject to purchase under this Warrant and such reserved shares shall be used solely for issuances upon exercise of this Warrant.

            SECTION 5.  EXERCISE OF WARRANT.

            5.1 EXERCISE. Prior to the Expiration Time the Holder of this Warrant shall have the right at any time and from time to time to exercise this Warrant in full or in part by surrender of this Warrant to the Company accompanied by payment to the Company in cash or by certified or cashier's check or by wire transfer of funds of the aggregate Warrant Price for the number of shares in respect of which this Warrant is then exercised. If the Issue Date is prior to the determination of the Warrant Price, this Warrant may not be exercised until the Warrant Price has been determined. In addition, and notwithstanding anything to the contrary contained in this Warrant, this Warrant may be exercised by presentation and surrender of this Warrant to the Company with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in



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accordance with the terms hereof (a "Cashless Exercise"). In the event of a
Cashless Exercise, in lieu of paying the Warrant Price in cash, the holder shall surrender this Warrant for, and the Company shall issue in respect thereof, that number of shares of Common Stock determined by multiplying the number of shares of Common Stock to which the holder would otherwise be entitled upon a cash exercise hereof by a fraction, the numerator of which shall be the difference between the then Current Market Price (as herein defined) and the Warrant Price, and the denominator of which shall be the then Current Market Price.

            5.2 DELIVERY OF CERTIFICATES. Upon exercise of this Warrant the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Warrantholder and in such name or names as the Warrantholder may designate, a certificate or certificates for the number of full shares issuable upon such exercise together with cash, as provided in
Section 7 hereof, in respect of any fractional shares. The Company shall effect such issuance immediately and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by the Warrantholder within two business days after receipt of the Warrant Price or, in the case of a Cashless Exercise, after the receipt of the Warrant. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares as of the date of surrender of the Warrant and, to the extent applicable, payment of the Warrant Price, as aforesaid, notwithstanding that the certificates representing such shares shall not actually have been delivered or that the stock transfer books of the Company shall then be closed. In the event of partial exercise a new Warrant evidencing the remaining portion of this Warrant will be issued by the Company.

            SECTION 6.  ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES.

            6.1 ADJUSTMENTS. The number and kind of securities purchasable upon the exercise of the Warrants and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

            (a) In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of its Common Stock other securities of the Company, the number of shares purchasable upon exercise of the Warrants immediately prior thereto shall be adjusted so that the Warrantholder shall be entitled to receive the kind and number of shares or other securities of the Company which it would have owned or would have been entitled to receive after the happening of any of the events described above, had the Warrants been exercised immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

            (b) In case the Company shall issue rights, options, warrants or convertible securities to all or substantially all holders of its Common Stock, without any charge to such holders, entitling them to subscribe for or to purchase shares of Common Stock at a price per share which is lower at the record date mentioned below than the then Current Market Price (as defined in Section 7), the number of shares thereafter purchasable upon




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      the exercise of the Warrants shall be determined by multiplying the number of shares theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options or warrants plus (2) the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options or warrants plus (y) the number of shares which the aggregate offering price of the total number of shares offered would purchase at the Current Market Price. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately and retroactively after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

            (c) In case the Company shall distribute to all or substantially all holders of its shares of Common Stock evidences of its indebtedness or assets (excluding non-extraordinary cash dividends or distributions out of current earnings) or rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in paragraph (b) above), then, in each case, the number of shares thereafter purchasable upon the exercise of the Warrants shall be determined by multiplying the number of shares theretofore purchasable upon exercise of the Warrants by a fraction, of which the numerator shall be the then Current Market Price on the date of such distribution, and of which the denominator shall be such Current Market Price on such date minus the then fair value of the portion of the assets or evidence of indebtedness so distributed or of such subscription rights, options or warrants applicable to one share. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

            (d) If, at any time after the initial issuance of this Warrant, any event occurs of the type contemplated by the adjustment provisions of this
      Section 6.1 but not expressly provided for by such provisions, the Company's Board of Directors will make an appropriate adjustment in the Warrant Price and the number of shares of Common Stock acquirable upon exercise of this Warrant so that the rights of the holder shall be neither enhanced nor diminished by such event.

            (e) No adjustment in the number of shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares then purchasable upon the exercise of a Warrant; provided, however, that any adjustments which by reason of this paragraph (e) are not required to be made immediately shall be carried forward and taken into account in any subsequent adjustment. The adjustments set forth in this Section 6.1 shall be calculated and effected without regard to any limits on exercisability contained herein or in the 5% Preferred Stock Investment Agreement dated April __, 1997 (the "Securities Purchase Agreements").

            (f) Whenever the number of shares purchasable upon the exercise of a Warrant is adjusted as herein provided, the Warrant Price payable upon exercise of a Warrant shall



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      be adjusted by multiplying such Warrant Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares purchasable upon the exercise of a Warrant immediately prior to such adjustment, and of which the denominator shall be the number of shares so purchasable immediately thereafter.

            (g) Whenever the number of shares purchasable upon the exercise of a Warrant or the Warrant Price is adjusted as herein provided, the Company shall cause to be promptly mailed to the Warrantholder by first class mail, postage prepaid, notice of such adjustment or adjustments and a certificate of a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) setting forth the number of shares purchasable upon the exercise of a Warrant and the Warrant Price after such adjustment, together with a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

            (h) The term "Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the issue date of this Warrant or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock. In the event that at any time, as a result of an adjustment made pursuant to this Section, the Warrantholder shall become entitled to purchase any securities other than shares of Common Stock, thereafter the number of such other securities so purchasable upon exercise of the Warrant and the Warrant Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in this Section.

            6.2 NO ADJUSTMENT FOR DIVIDENDS. Except as provided in Subsection 6.1, no adjustment in respect of any dividends shall be made during the term of the Warrant or upon the exercise of the Warrant.

            6.3 PRESERVATION OF PURCHASE RIGHTS UPON RECLASSIFICATION, CONSOLIDATION, ETC. In case of any reclassification of the securities of the Company or any consolidation of the Company with or merger of the Company into another corporation or in case of any sale or conveyance to another corporation of the property, assets or business of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall provide by agreement that the Warrantholder shall have the right thereafter upon payment of the Warrant Price in effect immediately prior to such action to purchase upon exercise of the Warrant the kind and amount of shares and other securities and property which he would have owned or have been entitled to receive after the happening of such reclassification, consolidation, merger, sale or conveyance had the Warrant been exercised (without regard to any limitations on exercise contained herein or the Securities Purchase Agreements) immediately prior to such action. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The provisions of this subsection shall similarly apply to successive reclassifications, consolidations, mergers, sales or conveyances.

            6.4 STATEMENT ON WARRANT CERTIFICATES. Irrespective of any adjustments in the Warrant Price or the number of securities purchasable upon the exercise of the Warrant, the Warrant certificate or certificates theretofore or thereafter issued may continue to express the same



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price and number of securities as are stated in the similar Warrant certificates initially issuable pursuant to this Agreement.

            SECTION 7. FRACTIONAL INTERESTS; CURRENT MARKET PRICE; CLOSING BID PRICE.

            The Company shall not be required to issue fractional shares on the exercise of the Warrant. If any fraction of a share would, except for the provisions of this Section, be issuable on the exercise of the Warrant (or specified portion thereof), the Company shall pay an amount in cash equal to the then Current Market Price multiplied by such fraction. The term "Current Market Price" shall mean (i) if the Common Stock is traded in the over-the-counter market or on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), the average per share closing bid prices of the Common Stock on the 20 consecutive trading days immediately preceding the date in question, as reported by NASDAQ or an equivalent generally accepted reporting service, or (ii) if the Common Stock is traded on a national securities exchange, the average for the 20 consecutive trading days immediately preceding the date in question of the daily per share closing bid prices of the Common Stock on the principal stock exchange on which it is listed, as the case may be, or (iii) if the Common Stock is not so listed or traded, the fair market value of the Common Stock as reasonably determined in good faith by the board of directors of the Company. The term "closing bid price" shall mean the last bid price on the day in question as reported by NASDAQ or an equivalent generally accepted reporting service or (as the case may be) as reported by the principal stock exchange on which the Common Stock is listed, or if not so reported, as reasonably determined in good faith by the Board of Directors of the Company.

            SECTION 8.  NO RIGHTS AS SHAREHOLDER; NOTICES TO WARRANTHOLDER.

            Nothing contained herein shall be construed as conferring upon the Warrantholder any rights whatsoever as a shareholder of the Company, including the right to vote, to receive dividends, to consent or to receive notices as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or any other matter. If, however, at any time prior to the expiration of the Warrant and prior to its exercise, any of the following events shall occur:

            (a) any action which would require an adjustment pursuant to Sections 6.1 or 6.3 (excluding 6.1(a)(i) and 6.1(a)(ii)); or

            (b) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of its property, assets and business, as an entirety) shall be proposed;

then in any one or more of said events, the Company shall give notice in writing of such event to the Warrantholder at least 20 days prior to the date fixed as a record date or the date of closing the transfer books or other applicable date with respect thereto. Such notice shall specify such record date or the date of closing the transfer books or such other applicable date, as the case may be.

            Any notice to the Warrantholder shall be given at the address of the Warrantholder appearing on the books of the Company, and if the Warrantholder has specified a telecopier address, by facsimile transmission to such address.



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            SECTION 9.  REDEMPTION.

            At any time after the Warrant Price has been determined, the Company may call this Warrant (together with all other Warrants of like tenor) for redemption at $0.01 per share covered hereby if the closing bid price of the Common Stock for each of the twenty trading days immediately preceding the redemption date has equaled or exceeded 150% of the Warrant Price. Written notice of such call shall be given to the Warrantholder as provided in Section 8 hereof at least 20 days but not more than 30 days prior to the date fixed for redemption by the Company. If on the date fixed for redemption, the conditions specified herein have not been satisfied, such call shall be deemed a nullity and if the Warrantholder has exercised this Warrant on account of such call, such exercise may be rescinded at the election of the Warrantholder. The Company may call this Warrant for redemption only if resale of all of the Common Stock covered hereby is then registered under the Securities Act of 1933 and a current prospectus meeting the requirements of said Act and the rules thereunder is available for delivery by the Warrantholder, and if the Common Stock is listed or designated for quotation for trading on at least one of the NASDAQ Small Cap Market, the NASDAQ National Market, the New York Stock Exchange or the American Stock Exchange, and all such shares of Common Stock are then authorized for trading on one of such exchanges and registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934. Notwithstanding the foregoing, this Warrant may be exercised by the Warrantholder in accordance with Section 5 at any time on or before the date fixed for redemption by the Company. If the Company gives written notice of such call, then the limitations on resale contained in Section 3.3 of the Securities Purchase Agreements shall be of no further force or effect.

            SECTION 10.  LIMITATION ON EXERCISE.

             Notwithstanding anything to the contrary contained herein, this Warrant shall not be exercisable by a holder hereof to the extent (but only to the extent) that, if exercisable by such holder, such holder would beneficially own in excess of 4.9% of the outstanding shares of Common Stock (or such other greater percentage indicated on the signature page to, or otherwise applicable to such holder pursuant to, the Securities Purchase Agreements with respect to such holder). To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable vis-a-vis other securities owned by such holder, and to what extent this Warrant shall be exercised shall be in the sole discretion of the holder and submission of the Warrant for full or partial exercise shall be deemed to be the holder's determination of whether and the extent to which the Warrant is exercisable, in each case subject to such aggregate percentage limitation. No prior inability to exercise the Warrant pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of exercisability. For the purposes of this provision, beneficial ownership and all calculations, including without limitation, with respect to calculations of percentage ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D and G thereunder (collectively "Section 13(d)"). The provisions of this Section may be amended with the approval of the Board of Directors of the Company and the holders of three-quarters in interest in the then outstanding shares of Preferred Stock and Warrants (voting together as a single class): (i) with respect to any matter to cure any ambiguity herein, to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the further consent of the holders of a majority of the then outstanding shares of



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Common Stock. The limitations contained in this Section shall apply to a successor holder of Warrants if, and to the extent, elected by such successor holder concurrently with its acquisition of such Warrants, such election to be promptly confirmed in writing to the Company (provided no transfer or series of transfers to a successor holder or holders shall be used by a holder to evade the limitations contained in this Section).

            SECTION 11.  TERMINATION OF WARRANT.

            11.1 If not theretofore exercised, this Warrant shall terminate at 5:00 p.m. Pacific time on the date fixed for redemption pursuant to Section 9 hereof if the conditions specified in said Section have been satisfied and the payments required by such Section have been made in full to the Warrantholder by the Company.

            11.2 If the Issue Date of this Warrant is later than the date on which redemption of Warrants pursuant to Section 9 hereof has been completed, then this Warrant shall terminate at 5:00 p.m. Pacific time on the 30th day after the Issue Date (or if such 30th day is not a trading day, then on the next following trading day), if (i) the conditions set forth in the penultimate sentence of Section 9 are satisfied, and (ii) the closing bid price of the Common Stock for each of the five trading days preceding the Issue Date equaled or exceeded 150% of the Warrant Price.

            SECTION 12.  SUCCESSORS.

            All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrantholder shall bind and inure to the benefit of their respective successors and assigns hereunder.

            SECTION 13.  MERGER OR CONSOLIDATION OF THE COMPANY.

            The Company will not merge or consolidate with or into any other corporation or sell all or substantially all of its property to another corporation, unless the provisions of Section 6.3 are complied with.

            SECTION 14. APPLICABLE LAW, SPECIFIC PERFORMANCE AND CONSENT TO JURISDICTION.

            (a) This Warrant shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be construed in accordance with the laws of said State.

            (b) The Company and the Warrantholder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant or the other agreements, documents or instruments contemplated hereby (collectively, the "Transaction Documents") were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of the Transaction Documents and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.



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      No provision of any Transaction Documents providing for any remedy to a
      Warrantholder shall limit any remedy which would otherwise be available to such Investor at law or in equity. Each of Warrantholder (with respect to compliance by the Company with Section 4(2) of the Securities Act of 1933) and the Company (each an "Indemnitor") shall indemnify and hold harmless the other for a breach by the Indemnitor of its representations, warranties or obligations under any of the Transaction Documents.

            (c) Each of the Company and the Warrantholder (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in Delaware and the courts of the State of Delaware for the purposes of any suit, action or proceeding arising out of or relating to this Warrant and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Warrantholder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

            IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer of the Company.

                             Techniclone Corporation



                              By:_______________________________________________



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